Exhibit 4.1

Execution Version

Dated as of October 30, 2009

AGREEMENT

by and among

Lion/Rally Cayman 4,

Lion/Rally Cayman 5

and

Central European Distribution Corporation

AGREEMENT

This AGREEMENT (this “AGREEMENT”) is entered into as of October 30, 2009, by and among LION/RALLY CAYMAN 4, a company incorporated in the Cayman Islands whose principal place of business is at c/o Stuarts Corporate Services Ltd., PO Box 2510, George Town, Grand Cayman KY1-1104, Cayman Islands (“Cayman 4”), LION/RALLY CAYMAN 5, a company incorporated in the Cayman Islands whose principal place of business is at c/o Stuarts Corporate Services Ltd., PO Box 2510, George Town, Grand Cayman KY1-1104, Cayman Islands (“Cayman 5”) and CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a corporation incorporated under the laws of the State of Delaware in the United States of America, whose principal executive office is in Warsaw, Poland at ul. Bobrowiecka 6, 00-728, Warszawa (“CEDC” and together with Cayman 4 and Cayman 5, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, on October 2, 2009, CEDC, Cayman 4, Cayman 5 and Lion/Rally Cayman 7 L.P. rescinded that certain Option Agreement dated May 7, 2009 and entered into a new Option Agreement dated October 2, 2009, which has been further amended as of the date hereof (as amended, the “Option Agreement”), which governs, among other things, CEDC’s obligation to issue to Cayman 4 and Cayman 5 shares of Common Stock;

WHEREAS, on May 7, 2009, CEDC, Cayman 4 and Cayman 5 entered into a Registration Rights Agreement, which was amended on September 1, 2009 (as amended, the “Registration Rights Agreement”), pursuant to which CEDC granted to Cayman 4 and Cayman 5 certain registration rights relating to the shares of Common Stock issued to Cayman 4 and Cayman 5 pursuant to the Note Purchase Agreement and the Option Agreement;

WHEREAS, the Parties have reached agreement with respect to supplementing certain provisions of the Registration Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

ONGOING REGISTRATION RIGHTS

Section 1.1 Definition of Tranche 1. The definition of Tranche 1 in the Registration Rights Agreement shall be amended as follows:

“Tranche 1” means those shares of Common Stock actually issued to Cayman 4 and Cayman 5 pursuant to clause 5.5 of the Option Agreement.

Section 1.2 Ongoing Demand Registration Rights. (a) Notwithstanding anything in the Registration Rights Agreement to the contrary, the Parties agree that,

subject to clause (b), below, the registration for resale of Tranche 1 pursuant to the filing with the Securities and Exchange Commission (the “SEC”) of a prospectus supplement (the “Prospectus Supplement”) to CEDC’s shelf registration statement on Form S-3 (File No. 333-149487), effective March 3, 2008 (the “Form S-3”) which is declared effective, shall satisfy CEDC’s obligation under the Registration Rights Agreement to file under the Securities Act of 1933, as amended (the “Securities Act”) a registration statement relating to Tranche 1 and to use its reasonable best efforts to cause such registration statement to be declared effective (such obligation, the “Registration Obligation”). CEDC shall use its reasonable best efforts to file the Prospectus Supplement relating to the Tranche 1 shares after the issuance of such Tranche 1 shares and in any event within the same day as the issuance of such Tranche 1 shares.

(b) In the event that any Common Stock comprising Tranche 1 has been issued but has not been sold pursuant to the Prospectus Supplement or otherwise prior to February 28, 2010, CEDC agrees that it shall, upon receipt of a written request from Cayman 4 or Cayman 5, as the case may be (which request Cayman 4 and Cayman 5 may make no earlier than February 28, 2010) (the “Request”) use its reasonable best efforts to file with the SEC as promptly as practicable a registration statement under the Securities Act relating to all such unsold Common Stock and to use its reasonable best efforts to cause such unsold Common Stock to be registered under the Securities Act pursuant to such registration statement, in each case in accordance with Article V of the Registration Rights Agreement; provided, that, in the event that all remaining unsold Common Stock is sold pursuant to the Prospectus Supplement or otherwise after the date the Request is delivered but before March 1, 2010, (i) Cayman 4 or Cayman 5, as the case may be, shall notify CEDC of that fact promptly, but no less than five business days, after the execution of the sale of the last remaining unsold Common Stock, and (ii) as of the date of sale of the last remaining unsold Common Stock, CEDC shall have no further obligations under this Section 1.2.

(c) In the event that any Common Stock comprising Tranche 1 has not been issued prior to February 28, 2010 by operation of clauses 5.5.4 and 5.5.5 of the Option Agreement, CEDC agrees that it shall use its reasonable best efforts to file with the SEC as promptly as practicable a registration statement under the Securities Act relating to all such Common Stock and to use its reasonable best efforts to cause such Common Stock to be registered under the Securities Act pursuant to such registration statement, in each case in accordance with Section 2.2(c) and Article V of the Registration Rights Agreement

(d) Notwithstanding the provisions of clause (b) and (c) of this Section 1.2, CEDC shall not be obligated to file a registration statement as long as it is eligible to register securities on Form S-3 under the Securities Act and the Form S-3 will remain effective under the Securities Act after CEDC has filed its annual report on Form 10-K under the Securities Exchange Act of 1934, as amended, for the year ending December 31, 2009. Notwithstanding anything in the Registration Rights Agreement to the contrary, the Parties agree that CEDC’s compliance with its obligations under clauses (a) , (b) and (c) of this Section 1.2 shall satisfy in full the Registration Obligation relating to Tranche 1.

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Further Amendments. Except as expressly set forth herein, no other amendment or modification is made to the Registration Rights Agreement which shall each remain at all times in full force and effect in accordance with its terms as of the date hereof.

Section 2.2 Miscellaneous. The provisions of Article 12 (Miscellaneous), including, but not limited to Article 12.4 (Governing Law) of the Registration Rights Agreement are hereby incorporated by reference and shall apply hereto, mutatis mutandis.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ William Carey
Name: William Carey
Title: Chairman, Chief Executive Officer and President

LION/RALLY CAYMAN 4

By:	/s/ Robert Jones
Name: Robert Jones
Title: Director

LION/RALLY CAYMAN 5

By:	/s/ Robert Jones
Name: Robert Jones
Title: Director